SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 13G


(Rule 13d-102)



BLAIR CORP
(Name of Issuer)



Common Stock



092828102
(CUSIP Number)




December 31, 2005
(Date of Event Which Requires Filing of this Statement)



	Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[X] Rule 13d-1(b)

	[ ] Rule 13d-1(c)

	[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.










CUSIP NO. 092828102						Page 2 of 4 Pages


1)	Name of Reporting Person(s)
	I.R.S. Identification No. of Above Person (entities only)

	Paradigm Capital Management, Inc.
	14-1770168

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2)	Check the Appropriate Box if a Member of a Group
	(a)_____
	(b)_____

	Not Applicable

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3)	SEC Use Only

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4)	Citizenship or Place of Organization

      	New York
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	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
	(5)	Sole Voting Power	199,493
	(6)	Shared Voting Power	-0-
	(7)	Sole Dispositive Power	199,493
	(8)	Shared Dispositive Power-0-

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9)	Aggregate Amount Beneficially Owned by Each Reporting Person

	199,493

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10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares

	Not Applicable

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11)	Percent of Class Represented by	Amount In Row (9)

	5.0%

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12)	Type of Reporting Person

	IA

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CUSIP NO. 	092828102					Page 3 of 4 Pages

Item 1(a)	Name of Issuer:

		BLAIR CORP

Item 1(b)	Address of Issuer's Principal Executive Offices:

		220 HICKORY ST
		WARREN PA 16366

Item 2(a)	Name of Person Filing:

		Paradigm Capital Management, Inc.


Item 2(b)	Address of Principal Business Office:

		Nine Elk Street, Albany, New York  12207

Item 2(c)	Citizenship:

		A New York State Corporation

Item 2(d)	Title of Class of Securities:

		Common Stock

Item 2(e)	Cusip Number:

		092828102

Item 3.		If this statement is filed pursuant to 240.13d-1(b) or 240.13d-
		(b) or 9c), check whether the person filing is a:

		(e) [X]	an investment adviser in accordance with 240.13d-1(b)
		(1)(ii)(E).

Item 4.		Ownership.

	(a)	Amount beneficially owned:	199,493

	(b)	Percent of class:		5.0%

	(c)	Number of shares as to which the person has:

			(i)	Sole power to vote or to direct the vote:

				199,493

			(ii)	Shared power to vote or direct the vote:

				-0-

			(iii)	Sole power to dispose or to direct the disposition of:

				199,493

			(iv)	Shared power to dispose or to direct the disposition of:

				-0-



CUSIP NO. 092828102						Page 4 of 4 Pages

Item 5.		Ownership of 5% or Less of a Class.

	If this statement is being filed to report the fact as of the date hereof
	the reporting person has ceased to be the beneficial owner of more than five
	percent of the class of securities, check the following  [ ].

Item 6.		Ownership of more than 5% on Behalf of Another Person.

	All securities reported in this Schedule 13G Report are owned by advisory clients of the Reporting Person.

	Not Applicable

Item 7		Identification and Classification of the Subsidiary Which
	Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

	Not Applicable

Item 8		Identification and Classification of Members of the Group.

	Not Applicable

Item 9		Notice of Dissolution of Group.

	Not Applicable

Item 10.	Certification.

	By signing below I (we) certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

	SIGNATURE

	After reasonable inquiry and to the best of my (our) knowledge and belief, I (we) certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2006


PARADIGM CAPITAL MANAGEMENT, INC.

By /s/ John V. Gulick
John V. Gulick, Compliance Officer
Telephone:  (518) 431-3500

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